Exhibit 99.44

CORD BLOOD AMERICA FIRST QUARTER REVENUES TOTAL $1.7 MILLION, UP 208 PERCENT

LOS ANGELES, CA. May 21, 2007 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, reported today that revenues for the first quarter ended March 31, 2007, totaled $1.698 million, a new record quarter for the Company and up 208 percent compared to revenues totaling $551,060 in the same quarter in 2006.

The Company reported gross profit of $599,255 in the first quarter of 2007 compared to gross profit of $25,852 in the same period in 2006.  Cord Blood America narrowed its loss to $(1.1) million for the period ended March 31, 2007, compared to a loss of $(1.8) million in the first quarter of 2006, a 66% reduction.

“Two key performance indicators are especially telling.  The Company recorded a loss from operations of $(520,035), down 150 percent from $(1.3) million from the first quarter of 2006.  The Company’s loss per share went down to $(0.02) compared to $(0.04) for same period last year, said Mathew Schissler, Chairman and CEO.  “These are the numbers we sought and we will continue to improve them in upcoming quarters.”

The Company reported a significant reduction in administrative and selling expenses in the first quarter, as cost cutting measures implemented in 2006, including labor and marketing cuts, and decreases in fees to directors, are starting to have an impact.

“The robust growth for this quarter shows that the business model we have established is working well,” said Mr. Schissler. “We will continue to seek accretive acquisitions and growth that makes sense but do not dilute shareholders.  Strengthening our balance sheet is a primary objective of our Company.”

This is the fourth straight quarter that revenues topped one million dollars.  Revenues from the Company’s acquisition of CorCell Inc., Philadelphia, Pa., played a key role in the growth of Cord Blood America.

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT:

    Paul Knopick

    E & E Communications

    949/707-5365

    pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.